Exhibit 10.2.5

EMPLOYERS MUTUAL CASUALTY COMPANY
SENIOR EXECUTIVE LONG TERM INCENTIVE PLAN

The Senior Executive Long Term Incentive Plan (LTIP) is a bonus program based on long term Company results that incorporate the criteria and results of the Senior Executive Compensation Bonus Program (SECBP) on a rolling three year basis for calculation purposes.

Purpose:
1. To provide a motivational tool in the form of compensation to help executives focus on long term results for specific corporate goals and objectives.

2. To maintain a competitive advantage in terms of recruitment and retention of senior executives.

3. To provide a mechanism that encourages adequate notice to the Company from senior executives regarding their retirement plans.

4. To reward superior, long term results.

Eligibility:
All members of the Policy Committee will be eligible for the LTIP if they have been eligible for the Senior Executive Compensation Bonus Program for at least three years. All vice presidents of Employers Mutual Casualty Company, not covered by a separate program, will be eligible for the LTIP if they have been eligible for the Senior Executive Compensation Bonus Program for the past three years. In addition, retiring senior executives will be eligible during the year of their retirement and the next two years should bonuses be paid. Each LTIP bonus will be calculated according to the terms and conditions of the Program and using each executive’s final status as an officer and his or her base salary for the most recent year.

General LTIP Bonus Calculation
The LTIP uses the results of the latest three years Senior Executive Compensation Bonus Program calculations, except that no minimums or maximums are applied for the annual calculations. The results from three years of the Bonus Program are averaged and multiplied by an adjustment factor determined by the EMCC Executive Compensation and Stock Option Committee.

Example: (Year 1) 25% + (Year 2) 35% + (Year 3) 30% = 30% X .50 (adjustment factor) = 15% X Base Salary                  3

Plan Administration

1.
Payments to eligible employees (as listed in appendix 2 of the SECBP) under this plan are subject to "clawback provisions" as described in detail under the “Policy For Recovery of Erroneously Awarded Incentive-Based Compensation” set forth below.

2.	An executive must be in the position of vice president or above a minimum of three years before he/she is eligible for a LTIP bonus payment.

3.	An executive terminating employment prior to the end of a year is not eligible for any future LTIP payments reflecting that year’s results.

Revision Date: 12-29-2014

4.	Executives retiring, deceased or disabled will continue eligibility based on a calculation using subsequent year results and based on their final status as an officer according to the following:

A.	1st payment X 3/3 after last full year of employment (Y1)

B.	2nd payment X 2/3 after year Y1 + 1

C.	3rd payment X 1/3 after year Y1 + 2

5.	For those retired, deceased or disabled, the LTIP percentage will be applied to the final full year of base salary.

6.
If retirement notification is provided 360 days or more in advance, the final two payments will be multiplied by a factor of 1.50. (Note of clarification: notification is for internal succession planning purposes and can be expected to remain confidential until public disclosure is deemed appropriate.)

7.	If retirement notification is provided 180 days or less in advance, the final two payments will be multiplied by a factor of 1.00.

8.	For notifications between those two time frames, the multiplying factor will be prorated.

9.	Deductions for federal and state income taxes, and FICA, if applicable, will be made from each bonus on the basis of IRS regulations.

10.	Amounts received under the LTIP may not be deferred into the Board and Executive Non-qualified Excess Plan due to IRS limitations.

11.	The Executive Compensation Committee may, at its discretion, adjust the bonus calculation due to unusual or extenuating circumstances.

12.	Final calculations for LTIP amounts will be made after “final” A.M. Best industry estimates are released in late March or early April, subject to Committee discretion.

13.
Due to the long term nature of the LTIP, beneficiary forms will be necessary from each eligible executive. Failure to submit a beneficiary form will result in a default payment according to the following:

A.	Spouse. The eligible executive’s surviving spouse, and if no surviving spouse, to

B.
Descendants. The eligible executive’s children (including adopted children), in equal shares by right of representation (one share for each surviving child and one share for each child who predeceases the eligible executive with living descendents) and if none to

C.	Parents. The eligible executive’s surviving parents, in equal shares, and if none to

D.	Estate. The eligible executive’s estate.

14.
If there is a disagreement or misunderstanding regarding the basis for the bonus or in the calculation of the amounts, the decision of the Senior Executive Compensation and Incentive Stock Option Committee will be final. The Committee may, at its discretion, choose to pay the bonus amount earlier than the “final” A.M. Best estimates of industry results if those final numbers will have little or no impact on the final bonus percentage.

Revision Date: 12-29-2014

Effective Date
The effective date of the Long Term Incentive Plan will be January 1, 2009, with the first calculation based on the results of the Senior Executive Compensation Bonus Plans for 2007, 2008, and 2009. Only those executives who have been eligible for the short term bonus plan during those full three years at the end of 2009 will be eligible for the first payment in 2010.

Employers Mutual Casualty Company Policy for Recovery of Erroneously Awarded Incentive-Based Compensation
Executive officers (as defined below) of Employers Mutual Casualty Company (the “Company”) may be required to repay previously awarded incentive-based compensation to the Company in certain circumstances and to the extent required under applicable law. For incentive compensation performance periods in progress as of the adoption of this policy and paid on or after January 1, 2015, the statement of terms and conditions accompanying any incentive-based compensation award made by the Company shall include a provision incorporating the requirements of this policy.

To the extent there is a determination made that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements, the Compensation Committee of the Company’s Board of Directors and the Compensation Committee of EMC Insurance Group Inc.’s Board of Directors (EMCI) (collectively referred to as the Compensation Committees) will determine whether, and to what extent, recovery of any incentive-based compensation previously paid is appropriate based on the facts and circumstances involved. If it is determined that a recovery is appropriate, the Compensation Committees shall direct that the Company recover that portion of any incentive-based compensation (whether in the form of cash or equity, if applicable) paid to current and former executive officers during the 36-month period preceding the date the Company is required to issue the accounting restatement that is in excess of what would have been paid to the executive officers under the accounting restatement. The amount to be recovered from the executive officers based on an accounting restatement shall be the amount by which the affected incentive-based compensation exceeded the amount that would have been payable to such executive officers had the accounting statements initially been issued as restated; provided, however, the Compensation Committees reserve the authority to recover different amounts from different executive officers on such bases as they shall deem appropriate, such as in the case of an executive officer’s misconduct that contributes to the need for the accounting restatement.

The Compensation Committees shall determine, subject to applicable law, whether the Company shall effect such recovery of incentive-based compensation (i) by seeking recovery from the executive officer; (ii) by reducing the amount that would otherwise be payable to the executive officer under any compensatory plan, program or arrangement maintained by the Company; (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount); or (iv) by any combination of the foregoing.

For purposes of this policy, the term “executive officers” means those persons who received incentive-based compensation under the Company’s Senior Executive Compensation Bonus Program, Senior Executive Long Term Incentive Plan, or the incentive-based compensation plans applicable to the Company’s Bond Manager and the President of EMC Reinsurance Company. The term “incentive-based compensation” means, as applicable, cash or equity compensation paid under any of the above mentioned plans, the amount of which was determined in whole, or in part, upon specific performance-based goals relating to the financial results of EMC Insurance Companies, or its individual operating segments.

Revision Date: 12-29-2014

The remedies outlined herein are in addition to, and not in lieu of, any action deemed necessary by the Compensation Committees, the Company’s Board of Directors, EMCI’s Board of Directors, or the Company (up to and including termination of employment), and any legal rights available to the Company to recover incentive-based compensation, and any action imposed by law enforcement agencies, regulators, or other authorities.

Revision Date: 12-29-2014